ADMINISTRATIVE SERVICES AGREEMENT


         ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") made as of the _____ day of __________, 2000 by and between PBHG Funds, a Delaware business trust (the "Company"), and PBHG Fund Services, a Pennsylvania business trust (the "Administrator").

                              W I T N E S S E T H:

         WHEREAS, the Company is engaged in business as an open-end management investment company and registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company and each of its several series which are identified in Schedule A hereto (the "Funds"), in the manner and on the terms and conditions hereinafter set forth; and

         WHEREAS, the Company and the Administrator propose to engage a sub-administrator (the "Sub-Administrator") to provide certain administrative services to the Company and the Funds, subject to the approval of the Company's Board of Directors;

         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, do hereby agree as follows:

         1.       DUTIES AND RESPONSIBILITIES OF THE ADMINISTRATOR.

         The Administrator shall oversee the administration of the Company's and each Fund's business and affairs as set forth herein and shall provide certain services required for effective administration of the Company and the Funds. In connection therewith, the Administrator shall:

                  1.1. OFFICE AND OTHER FACILITIES. Furnish, without cost to the Company, or provide and pay the cost of, such office facilities, furnishings, and office equipment as are necessary for the performance of the Administrator's duties to the Company under this Agreement.

                  1.2. PERSONNEL. Provide, without additional remuneration from or other cost to the Company, the services of individuals competent to perform all of the Administrator's obligations under this Agreement.

                  1.3. AGENTS. Assist the Company in selecting, coordinating the activities of, supervising and acting as liaison with any other person or agent engaged by the Company, including the Company's depository agent or custodian, consultants, transfer agent, sub-transfer agents, intermediaries with respect to mutual fund alliance programs, dividend disbursing agent, Sub-Administrator, independent accountants, and independent legal counsel. The Administrator shall also monitor the functions of such persons and agents, including without limitation the compliance of the Company and the Company's custodians with Rule 17f-5 under the 1940 Act, if appropriate.

                  1.4. DIRECTORS AND OFFICERS. Authorize and permit the Administrator's directors, officers, and employees that may be elected or appointee as directors or officers of the Company to serve in such capacities, without remuneration from or additional cost to the Company.

                  1.5. BOOKS AND RECORDS. Maintain customary records, on behalf of the Company, in connection with the performance of the Administrator's duties under this Agreement. The Administrator also will monitor and oversee the performance of the agents specified in Section 1.3. above, to ensure that all financial, accounting, corporate, and other records required to be maintained and preserved by the Company or on its behalf will be maintained in accordance with applicable laws and regulations.

                  1.6. COST OVERSIGHT. Monitor and review activities and procedures of the Company and its agents identified in Section 1.3. above, in order to identify and seek to obtain possible service improvements and cost reductions. In connection therewith, the Administrator shall, on a quarterly basis, prepare and submit to the Company a pro forma budget or similar document concerning the estimated costs of providing the services to the Company and shall monitor and periodically report to the Company's Board of Directors information and analysis about the actual expenses incurred in providing such services.

                  1.7. ACCOUNTING AND COMPLIANCE POLICIES AND PROCEDURES. Assist in developing, reviewing, maintaining, and monitoring the effectiveness of Company accounting and compliance policies and procedures, including portfolio valuation procedures, expense allocation procedures, and personal trading procedures, and the Company's Code of Ethics. The Administrator also will assist and coordinate participation by the Company and its agents in any audit by its outside auditors or any examination by federal or state regulatory authorities or any self-regulatory organization. The Administrator also will oversee and coordinate the activities of Company accountants, outside counsel, and other experts in these audits or examinations.

                  1.8. SYSTEMS. Assist in developing, implementing, and monitoring the Company's use of automated systems for the purchase, sale, redemption and transfer of Company shares and the payment of Rule 12b-1 service fees to broker-dealers and others that provide personal services, distribution support services, and/or account maintenance services to shareholders, and for recording and tracking such transactions and/or payments. The Administrator also will assist in developing, implementing, and monitoring the Company's use of automated communications systems with brokers, dealers, custodians, and other service providers, including without limitation trade clearance systems.

                  1.9. REPORTS TO THE COMPANY. Furnish to or place at the disposal of the Company such information, reports, evaluations, analysis, and opinions relating to its administrative functions and the administrative functions performed by the Sub-Administrator, as the Company may, at any time or from time to time, reasonably request or as the Administrator may deem helpful to the Company. The Administrator also will assist in the preparation of agendas and other materials for meetings of the Company's Board of Directors and will attend such meetings.

                  1.10. REPORTS AND FILINGS. Provide appropriate assistance in the development and/or preparation of all reports and communications by the
Company to Company shareholders and all reports and filings necessary to maintain the registrations and qualifications of the Company's shares under federal securities law.

                  1.11. SHAREHOLDER INQUIRIES. Respond to all inquiries from Company shareholders or otherwise answer communications from Company shareholders if such inquiries or communications are directed to the Administrator. If any such inquiry or communication would be more properly answered by one of the agents listed in Section 1.3. above, the Administrator will coordinate, as needed, the provision of their response.

         2.       ALLOCATION OF EXPENSES.

                  2.1.     EXPENSES PAID BY THE ADMINISTRATOR.

                  2.1.1. IN GENERAL. The Administrator shall bear all of its own expenses in connection with the performance of its duties under this Agreement.

                  2.1.2. SALARIES AND FEES OF DIRECTORS AND OFFICERS. The Administrator shall pay all salaries, expenses, and fees, if any, of the directors, officers, and employees of the Administrator who are directors, officers, or employees of the Company.

                  2.1.3. WAIVER OR ASSUMPTION AND REIMBURSEMENT OF COMPANY EXPENSES BY THE ADMINISTRATOR. The waiver or assumption and reimbursement by the Administrator of any expense of the Company that the Administrator is not required by this Agreement to waive, or assume or reimburse, shall not obligate the Administrator to waive, assume, or reimburse the same or any similar expense of the Company on any subsequent occasion, unless so required pursuant to a separate agreement between the Company and the Administrator.

                  2.2. EXPENSES PAID BY THE COMPANY. The Company shall bear all expenses of its organization, operation, and business not specifically waived, assumed, or agreed to be paid by the Administrator as provided in this Agreement or any other agreement between the Company and the Administrator, and as described in the Company's then-current Prospectuses and Statements of Additional Information.

         3.       FEES.

                  3.1. COMPENSATION RATE. As compensation for all services rendered, facilities provided, and expenses paid and any expense waived or assumed and reimbursed by the Administrator, the Company shall pay the Administrator a fee per Fund at the annual rate of .15% of the average daily net assets of each Fund.

                  3.2. METHOD OF COMPUTATION. The Administrator's fee shall accrue on each calendar day and the sum of the daily fee accruals shall be paid monthly to the Administrator by the fifth (5th) business day of the next calendar month. The daily fee accruals shall be computed by multiplying the fraction of one (1) over the number of calendar days in the year by the applicable annual rates described in Section 3.1. above, and multiplying this product by the net assets of the Funds, as determined in accordance with the current Prospectuses of the Company, as of the close of business on the last preceding business day on which the Company was open for business.

                  3.3. PRORATION OF FEE. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

         4.       ADMINISTRATOR'S USE OF THE SERVICES OF OTHERS.

         The Administrator may at its own cost employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Administrator or the Company with such information, advice, or assistance as the Administrator may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Administrator, including consulting, monitoring, and evaluation services concerning the Company and the Funds.

         5.       OWNERSHIP AND CONFIDENTIALITY OF RECORDS.

         All records required to be maintained and preserved by the Company, pursuant to rules or regulations of the Securities and Exchange Commission under
Section 31(a) of the 1940 Act, and maintained and preserved by the Administrator on behalf of the Company, are the property of the Company and shall be surrendered by the Administrator promptly on request by the Company. The Administrator shall not disclose or use any record or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized by this Agreement and applicable law. The Administrator shall keep confidential any information obtained in connection with its duties hereunder and shall disclose such information only if the Company has authorized such disclosure or if such disclosure is expressly required by applicable law or federal or state regulatory authorities.

         6.       REPORTS TO THE ADMINISTRATOR.

         The Company shall furnish or otherwise make available to the Administrator such Prospectuses, Statements of Additional Information, financial statements, proxy statements, reports, and other information relating to the business and affairs of the Company, as the Administrator may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement.

         7.       SERVICES TO OTHER CLIENTS.

         Nothing herein contained shall limit the freedom of the Administrator or any affiliated person of the Administrator to render corporate administrative services to other investment companies or to engage in other business activities; however, so long as this Agreement or any extension, renewal, or amendment hereof shall remain in effect or until the Administrator shall otherwise consent, the Administrator shall be the only administrator to the Company .

         8. LIMITATION OF LIABILITY OF THE ADMINISTRATOR AND INDEMNIFICATION BY THE COMPANY.

                  8.1.     LIMITATION OF LIABILITY.

                  8.1.1. Neither the Administrator nor any of its directors, officers, employees or agents performing services for the Company, at the direction or request of the Administrator in connection with the Administrator's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any act or omission in the course of or in connection with the Administrator's services hereunder, including any error of judgment or mistake of law or for any loss suffered by the Company, in connection with the matters to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Administrator or any such person against any liability to the Company or its shareholders to which the Administrator or such person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or their duties on behalf of the Company.

                  8.1.2. The Administrator's directors, officers, employees and agents performing services for the Company shall be covered errors and omissions and directors and officers liability insurance, as appropriate, under a policy maintained by the Administrator or an affiliate of the Administrator.

                  8.1.3. The Administrator may apply to the Board of Directors of the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any act on taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants, or other experts.

                  8.1.4. The Administrator shall at all times have the right to mitigate or cure any and all losses, damages, costs, charges, fees, disbursements, payments and liabilities to the Company and its shareholders.

                  8.2.  INDEMNIFICATION BY THE COMPANY.

                  8.2.1 As long as the Administrator acts in good faith and with due diligence and without negligence, the Company shall indemnify the Administrator and hold it harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the administrative services or any other service rendered to the Company hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

                  8.2.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Board of Directors of the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Board of Directors of the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder.

                  8.2.3. The Administrator shall secure and maintain a fidelity bond, or be covered by an affiliate's blanket fidelity bond, in at least the amount required by Rule 17g-1 under the 1940 Act for joint insurance bonds of investment companies.

         9.       INDEMNIFICATION BY THE ADMINISTRATOR.

                  9.1. The Administrator shall indemnify the Company, its officers and directors and hold them harmless from and against any and all actions, suits, and claims, whether groundless or otherwise, and from and against any and all losses, damages (excluding consequential, punitive or other indirect damages), costs, charges, reasonable counsel fees and disbursements, payments, expenses, and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the administrative services or any other service rendered to the Company hereunder and arising or based upon the willful misfeasance, bad faith, or negligence of the Administrator, its directors, officers, employees, and agents in the performance of its or their duties on behalf of the Company. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

                  9.2. The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Administrator may be asked to indemnify or hold the Company, its officers, and directors harmless, the Administrator shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Company will use all reasonable care to identify and notify the Administrator promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Administrator, but failure to do so in good faith shall not affect the rights hereunder.

         10.       FORCE MAJEURE.

         In the event the Administrator is unable to perform its obligations or duties under the terms of this Agreement because of any act of God, strike, riot, act of war, equipment failure, power failure or damage of the causes reasonably beyond its control, the Administrator shall not be liable for any and all losses, damages, costs, charges, counsel fees, payments, expenses or liability to any other party (whether or not a party to this Agreement) resulting from such failure to perform its obligations or duties under this Agreement or otherwise from such causes. This provision, however, shall in no way excuse the Administrator from being liable to the Company for any and all losses, damages, costs, charges, counsel fees, payments and expenses incurred by the Company due to the non-performance or delay in performance by the Administrator of its duties and obligation under this Agreement if such non-performance or delay in performance could have been reasonably been prevented by the Administrator through back-up systems and other procedures commonly employed by other administrators in the mutual fund industry, provided that the Administrator shall have the right, at all times, to mitigate or cure any losses, including by making adjustments or corrections to any current or former shareholder accounts.

         11.      RETENTION OF SUB-ADMINISTRATOR.

         The Administrator may retain a Sub-Administrator to perform corporate administrative services to the Company. The retention of a Sub-Administrator shall be at the cost and expense of the Administrator. The Administrator shall pay and shall be solely responsible for the payment of the fees of the Sub-Administrator for the performance of its services for the Company.

         12.      TERM OF AGREEMENT.

         The term of this Agreement shall begin on the day and year first written above, and unless sooner terminated as hereinafter provided, shall continue in effect for an initial period that will expire on December 31, _____. Thereafter, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof. The Administrator shall furnish to the Company, promptly upon its request, such information as may be reasonably necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment thereof.

         The assignment (as that term is defined in Section (2)(a)(4) of the 1940 Act and rules thereunder) of this Agreement or any rights or obligations thereunder shall be prohibited by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         13.      TERMINATION OF AGREEMENT.

         This Agreement may be terminated by any of the parties hereto, without the payment of any penalty:

                  (a) for a material breach of this Agreement, upon thirty (30) days prior written notice to the other parties; provided, that this Agreement shall not terminate if such material breach is cured within such thirty (30) day period.

                  (b) following the initial term of this Agreement, for any reason upon ninety (90) days' prior written notice to the other parties; provided, that in the case of termination by the Company such action shall have been authorized by resolution of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of the Company or, in the case of termination with respect to a particular Fund, by a resolution of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of such Fund. In the case of termination by the Administrator, such termination shall not be effective until the Company and the Administrator shall have contracted with one or more persons to serve as successor Administrator(s) for the Company and such person(s) shall have assumed such position.

         14.      AMENDMENT AND ASSIGNMENT OF AGREEMENT.

         Any amendment to this Agreement shall be in writing and signed by the parties hereto provided, that no material amendment shall be effective unless authorized by resolution of the Board of Directors of the Company or by a majority of the outstanding voting securities of the Company or, in the case of an amendment to this Agreement with respect to a particular Fund, by a resolution of the Board of Directors of the Company or a vote of majority of the outstanding voting securities of such Fund.

         15.  MISCELLANEOUS.

                  15.1. NOTICES. Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, (i) if to the Administrator, to PBHG Fund Services, 825 Duportail Road, Wayne, PA 19087,
Attention: Brian Bereznak, and (ii) if to the Company, to PBHG Advisor Funds, Inc., 825 Duportail Road, Wayne, PA 19087, Attention: Michael Harrington.

                  15.2. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

                  15.3. INTERPRETATION. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles of Incorporation or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of Directors of its responsibility for and control of the conduct of the affairs of the Company.

                  15.4. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court by rules, regulations, or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

                  15.5. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

                  15.6. GOVERNING LAW. Except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

ATTEST:                                     PBHG FUNDS

______________________________      By:___________________________

Title:________________________              Title:________________________


ATTEST:                                     PBHG FUND SERVICES


______________________________      By:___________________________

Title:________________________              Title:________________________

                                   SCHEDULE A
                                   PBHG FUNDS

         PBHG Funds consists of the following Funds, each of which is subject to this Agreement:

PBHG Growth Fund
PBHG Emerging Growth Fund
PBHG Large Cap Growth Fund
PBHG Select Equity Fund
PBHG Core Growth Fund
PBHG Limited Fund
PBHG Large Cap 20 Fund
PBHG New Opportunities Fund
PBHG Large Cap Value Fund
PBHG Mid-Cap Value Fund
PBHG Small Cap Value Fund
PBHG Focused Value Fund
PBHG International Fund
PBHG Cash Reserves Fund
PBHG Technology & Communications Fund
PBHG Strategic Small Company Fund
PBHG Global Technology & Communications Fund
PBHG Wireless & Telecom Fund


Dated: ________________, 2000